UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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TEXAS INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

SHAMROCK ACTIVIST VALUE FUND, L.P.

SHAMROCK ACTIVIST VALUE FUND IV, L.P.

SHAMROCK ACTIVIST VALUE FUND GP, L.L.C.

SHAMROCK PARTNERS ACTIVIST VALUE FUND, L.L.C.

SHAMROCK CAPITAL ADVISORS, INC.

SHAMROCK HOLDINGS OF CALIFORNIA, INC.

SHAMROCK HOLDINGS, INC.

STANLEY P. GOLD

DENNIS A. JOHNSON

MARJORIE L. BOWEN

GARY L. PECHOTA

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Shamrock Activist Value Fund, L.P.

4444 Lakeside Drive, Burbank, CA 91505

Contact:                Clifford A. Miller (cmiller@shamrock.com)

(818) 973-4297

-or-

Sitrick And Company

Michael Sitrick (mike_sitrick@sitrick.com)

Aaron Curtiss (aaron_curtiss@sitrick.com)

(310) 788-2850

Shamrock Activist Value Fund Says Texas Industries, Inc.

Shareholders Deserve Better

Letter to Board of Directors Follows Meeting with Chairman

Robert D. Rogers, Who “Summarily Rejected” Shamrock

Nominees

BURBANK, CALIF., August 4, 2009 – The Shamrock Activist Value Fund, L.P., which previously announced its intent to nominate three candidates for election to the Texas Industries, Inc. (NYSE: TXI) Board of Directors and submit three resolutions to shareholders at the 2009 Annual Meeting of Shareholders, today sent the following letter to the company’s Board of Directors:

The Board of Directors

of Texas Industries, Inc.

c/o Frederick G. Anderson,

Vice President, General Counsel

and Secretary

1341 West Mockingbird Lane, Suite 700W

Dallas, Texas 75247

Re: Meeting with Mel G. Brekhus and Robert D. Rogers

Gentlemen:

As you know, Shamrock Activist Value Fund, L.P. has submitted notice of its intent to nominate three highly qualified candidates for election to the Board of Directors of Texas Industries, Inc. (NYSE: TXI), and to bring three resolutions before the 2009 Annual Meeting of Shareholders of Texas Industries. I am writing to communicate directly to the Board regarding a meeting held at our offices on August 3, 2009 with Mel G. Brekhus, Chief Executive Officer, and Robert D. Rogers, the former Chief Executive Officer and current Chairman of the Board of Directors, of Texas Industries.

We hoped a meeting would allow for substantive discussions about our three director nominees, our concerns regarding Texas Industries’ poor record of performance versus its peers, and our ideas as to how to improve both management and director accountability. However, it quickly became apparent that Mr. Rogers had a different agenda. While we understand that the Board did not authorize Messrs. Brekhus and Rogers to meet with us, we thought it important that the Board directly learn of the meeting and its substance unfiltered by Mr. Rogers.

At the meeting, Mr. Rogers made it abundantly clear that he believes there is no place in the Texas Industries boardroom for the voices of its shareholders. This is an unfortunate paternalistic view toward shareholders. Mr. Rogers and his current Board behave as if only they know, and only they are capable of acting in, the best interests of the Company and its shareholders. This simply underscores Mr. Rogers’ misplaced belief that Texas Industries is his own personal fiefdom. It appears that Mr. Rogers fails to recognize that the shareholders own the Company, and that he and this Board are elected to serve only at the pleasure and in the interests of the shareholders. Perhaps this attitude is why the Company’s performance lags its peers, hundreds of millions of dollars of the Company’s funds have been “invested” in ill-timed capital expansion projects that have failed to generate any incremental profits, and there appears to be no credible plan to address these shortcomings.

In particular, Mr. Rogers summarily rejected our three director nominees. His dismissal was not based on their merits, but instead appeared rooted in Mr. Roger’s personal opinion that our three nominees are not sufficiently independent because they were nominated by a shareholder, and not by him and his fellow Board members.

Mr. Rogers’ seemingly imperious view of our nominees was underscored by his response to our suggestion that the Company’s Governance Committee interview our three director nominees. Mr. Rogers refused this request outright, and stated that there was no need for the members of the Governance Committee to meet our nominees to make their own judgments. This flat rejection is particularly alarming given that (a) we submitted our nominations and all required supporting information more than a month ago, as required by the Company’s advance notice bylaw provisions adopted earlier this year, and (b) the Governance Committee’s charter states that among that Committee’s responsibilities is to “consider and evaluate shareholder nominees for election to the Board.”

We believe most Texas Industries shareholders would agree with us, that Mr. Rogers has no interest in listening to shareholder views about the Company or its governance policies and practices. His refusal to engage in a substantive discussion of our three nominees and our three corporate governance proposals, and the apparent failure of this Board to take any meaningful steps to address shareholder concerns following the resounding 49% withhold vote in last year’s director elections, clearly reflects Mr. Rogers’ absolute disregard for the views of Texas Industries’ true owners, the shareholders.

We made it clear in yesterday’s meeting that our three nominees embrace their fiduciary duties and will act independently for the benefit of all Texas Industries shareholders. If elected, our nominees are committed to working collaboratively with their fellow directors to improve and restore shareholder value.

Notwithstanding these assurances, Mr. Rogers remained steadfast in his determination to stonewall us. He even suggested that all of the incumbent directors would isolate and seek to marginalize any of our nominees that are elected. Notwithstanding Mr. Rogers’ rhetoric, we hope that this Board understands its role as fiduciaries for the shareholders and will respect the will of the shareholders as expressed through their votes. We believe that Texas Industries shareholders expect and deserve as much from their Board.

Sincerely, SHAMROCK ACTIVIST VALUE FUND, L.P.

By:	Shamrock Activist Value Fund GP, L.L.C., its general partner

By:	Shamrock Partners Activist Value Fund, L.L.C., its managing member

By:	/s/ Dennis A. Johnson
Dennis A. Johnson, CFA, Vice President

cc: Stanley P. Gold

*** *** ***

Shamrock Activist Value Fund, L.P., a Delaware limited partnership (“SAVF”) intends to file a proxy statement and related materials with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies to elect SAVF’s nominees to the Board of Directors of Texas Industries, Inc. and to adopt and approve SAVF’s three shareholder proposals at the 2009 Annual Meeting of Shareholders of Texas Industries, Inc. (the “2009 Annual Meeting”). Texas Industries shareholders should read SAVF’s proxy statement and other publicly-filed proxy materials as they become available, because they will contain important information.

SAVF, Shamrock Activist Value Fund IV, L.P. (together with SAVF, the “Shamrock Activist Value Fund”), Marjorie L. Bowen, Dennis A. Johnson, Gary L. Pechota, Stanley P. Gold, Shamrock Activist Value Fund GP, L.L.C., Shamrock Partners Activist Value Fund, L.L.C., Shamrock Capital Advisors, Inc., Shamrock Holdings of California, Inc. and Shamrock Holdings, Inc. are participants (collectively, the “Participants”) in the solicitation of proxies for use at the 2009 Annual Meeting. Information regarding the Participants is contained in the Shamrock Activist Value Fund’s Soliciting Materials filed pursuant to Rule 14a-12 in connection with the proposed solicitation (the “14a-12 Filings”) and in its filings on Schedule 13D relating to its investment in Texas Industries, Inc. (the “13D Filings”). Information regarding the Participants also will be included in SAVF’s proxy materials for the 2009 Annual Meeting. The 14a-12 Filings, 13D Filings and all proxy materials filed by the Shamrock Activist Value Fund with the SEC will be available without charge at the SEC’s website at www.sec.gov. In addition, the Shamrock Activist Value Fund will provide copies of SAVF’s definitive proxy materials for the 2009 Annual Meeting without charge upon request. Except as disclosed in the 14a-12 Filings and 13D Filings, none of the Participants has a direct or indirect interest, by security holdings or otherwise, in the matters subject to the proxy solicitation.